EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Cinedigm Changes NASDAQ Symbol to CIDM

MORRISTOWN, N.J. – November 28, 2008 – Cinedigm Digital Cinema Corp. (Cinedigm), (NASDAQ: AIXD) (NASDAQ: CIDM) formerly known as Access Integrated Technologies, Inc., announced the company’s shares of Class A common stock will begin trading on the NASDAQ Global Market System (GM) today under the symbol “CIDM.”   CIDM will replace the former symbol AIXD.

Bud Mayo, chairman and chief executive officer of Cinedigm, stated: “With our recent name change, we believe it is appropriate to connect the investment community with our new brand.  We feel this change to our NASDAQ symbol is the first step in that process.”

About Cinedigm
Cinedigm Digital Cinema Corp. is the global leader in fulfilling the promise of digital cinema.  Its ground-breaking technology platform helps exhibitors, distributors, studios and content providers transform the consumer movie experience – by expanding theatrical features to include not only movies but also live 2-D and 3-D performances such as sporting events, concerts and gaming.  The Company also enables theatres to create exhibitions and advertising opportunities targeted to specific audience groups and locations thereby offering new revenue opportunities for these venues.  Cinedigm’s leading digital cinema platform and one-of-a-kind satellite delivery operations support more than 3,700 theatres across the United States with over nine million digital showings of Hollywood features to date. www.Cinedigm.com [CIDM-G]

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Contact:

Suzanne T. Moore
Cinedigm Digital Cinema Corp.
973.290.0056
smoore@cinedigm.com